Exhibit 99.2
     On March 7, 2007, Taleo Corporation (the “Company”) completed its acquisition of certain assets of JobFlash, Inc. (the “Transaction”). Under the terms of the Transaction, the Company acquired substantially all of JobFlash’s intellectual property, technology, and customer contracts. The Company hired the majority of JobFlash’s sales, services, and development personnel. In addition, the Company assumed certain liabilities relating to the purchased assets. JobFlash provides a telephone interactive voice response solution for job applicants and interview scheduling solutions. The total purchase price paid by the Company in connection with the Transaction was approximately $3.1 million in cash, of which $0.5 million was placed into escrow for one year following the closing to be held as partial security for certain losses that may be incurred by the Company in the event of certain breaches of the representations and warranties covered in the asset purchase agreement or certain other events. The total cost of the acquisition, including estimates for legal, accounting, valuation and other professional fees was $3.3 million.
     The following unaudited pro forma condensed combined financial statements and related notes are presented to give effect to the Transaction. The Company has accounted for the acquisition as a business combination under the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The pro forma financial information has been prepared giving effect to the Transaction using the purchase method of accounting, using assumptions and making adjustments described in the accompanying notes, as if the Transaction had occurred on January 1, 2006. The following unaudited pro forma combined condensed financial statements and related notes represent, in the opinion of management, all adjustments necessary to present the Company’s pro forma results of operation in accordance with Article 11 of Regulation S-X and is based upon available information and certain assumptions considered reasonable under the circumstances.
     The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2006 and three months ended March 31, 2007 gives effect to the acquisition as if the acquisition had occurred on January 1, 2006. A pro forma balance sheet was not included in this filing pursant to SEC rules.
     The unaudited pro forma condensed combined financial statements, including the notes thereto, do not reflect any potential cost savings or other synergies that could result from the Transaction. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results that would have been achieved if the Transaction had been consummated on the date indicated. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and other financial information pertaining to the Company contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which was filed with the SEC on March 15, 2007, and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which was filed with the SEC on May 10, 2007, and the historical audited financial statements of JobFlash included in this Current Report on Form 8-K/A.

Taleo Corporation and JobFlash, Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Quarter Ended March 31, 2007
(All amounts in thousands except per share data)

			Pro Forma	Pro Forma
	Taleo	JobFlash (2)(6)	Adjustments(1)	Consolidated
Revenue:
Application	$23,655	$340		$23,995
Consulting	5,062			5,062

Total revenue	28,717	340	—	29,057

Cost of revenue:
Application	5,048	48	—	5,096
Amortization of acquired intangibles	52	—	59 (3)	111

Total cost of application revenue	5,100	48	59	5,207
Consulting	3,789	—	—	3,789

Total cost of revenue	8,889	48	59	8,996

Gross profit	19,828	292	(59)	20,061

Operating expenses:
Sales and marketing	8,517	111		8,628
Research and development	5,403	111		5,514
General and administrative	5,394	170		5,564

Total operating expenses	19,314	392	—	19,706

Income / (loss) from operations	514	(100)	(59)	355

Other income / (expense):
Interest income	673	—	(36) (4)	637
Interest expense	(19)	(29)	—	(48)

Total other income	654	(29)	(36)	589

Income / (loss) before provision for income tax	1,168	(129)	(95)	944
Provision for income taxes	260	—	—	260

Net income / (loss) attributable to Class A common stockholders	$908	$(129)	$(95)	$684

Net income / (loss) attributable to Class A common stockholders — basic	$0.04			$0.03

Net income / (loss) attributable to Class A common stockholders — diluted	$0.03			$0.03

Weighted average Class A common shares — basic	22,804			22,804

Weighted average Class A common shares — diluted	26,014			26,014

     See notes to unaudited pro forma condensed combined financial statements.

Taleo Corporation and JobFlash, Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Year Ended December 31, 2006
(All amounts in thousands except per share data)

	Pro Forma (1)			Pro Forma
	Taleo	JobFlash (2)	Adjustments	Consolidated
Revenue:
Application	$79,137	$1,465	—	$80,602
Consulting	17,906			17,906

Total revenue	97,043	1,465		98,508

Cost of revenue:
Application	18,485	896	—	19,381
Amortization of acquired intangibles	832		312 (3)	1,144

Total cost of application revenue	19,317	896	312	20,525
Consulting	12,785			12,785

Total cost of revenue	32,102	896	312	33,310

Gross profit	64,941	569	(312)	65,198

Operating expenses:
Sales and marketing	29,482	1,077	—	30,559
Research and development	19,475	—	—	19,475
Engineering	—	987		987
General and administrative	21,113	572	—	21,685
Restructuring costs and other charges	414	—	—	414

Total operating expenses	70,484	2,636	—	73,120

Loss from operations	(5,543)	(2,067)	(312)	(7,922)

Other income / (expense):
Interest income	2,891	8	(162) (4)	2,737
Interest expense	(107)	(91)	—	(198)
Loss on disposal of assets	—	(39)	—	(39)

Total other income	2,784	(122)	(162)	2,500

Loss before provision for income tax	(2,759)	(2,189)	(474)	(5,422)
Provision for income taxes	(131)	(1,999)	1,999 (5)	(131)

Net loss attributable to Class A common stockholders	$(2,628)	$(190)	$1,525	$(5,291)

Net loss attributable to Class A common stockholders — basic and diluted	$(0.13)			$(0.26)

Weighted average Class A common shares — basic and diluted	20,031			20,031

     See notes to unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
NOTE. 1 BASIS OF PRESENTATION
     The unaudited pro forma condensed combined financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The Company believes that the disclosures are adequate to make the information not misleading.
NOTE 2. DESCRIPTION OF THE JOBFLASH INC. ACQUISITION
     On March 2, 2007, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) by and among the Company, JobFlash, Inc. (“JobFlash”) and U.S. Bank National Association as Escrow Agent, for the acquisition by the Company of certain assets of JobFlash relating to JobFlash’s talent management and human resources solutions business (the “Transaction”). On March 7, 2007, the Company and JobFlash completed the Transaction. The total purchase price paid by the Company in connection with the Transaction was approximately $3.1 million, of which $0.5 million was placed into escrow for one year following the closing to be held as partial security for certain losses that may be incurred by the Company in the event of certain breaches of the representations and warranties covered in the Asset Purchase Agreement or certain other events. The total cost of the acquisition including estimates for legal, accounting, valuation and other professional fees was $3.3 million. Under the terms of the Transaction, the Company acquired substantially all of JobFlash’s intellectual property, technology, and customer contracts. The Company hired the majority of JobFlash’s sales, services, and development personnel. In addition, the Company assumed certain liabilities relating to the purchased assets. JobFlash provides a telephone interactive voice response solution for job applicants and interview scheduling solutions.
     Under purchase accounting, the purchase price has been preliminarily allocated to the net identifiable intangible assets based on their estimated fair value at the date of acquisition. As part of our process we performed a valuation analysis to determine the fair values of certain identifiable intangible assets of JobFlash as of the valuation date. This analysis was used as the basis for the preliminary allocation of the purchase price among the acquired identifiable intangible assets of JobFlash. The excess of the purchase price over the net identifiable intangible assets has been recorded to goodwill.

Amounts
(In thousands)
Goodwill	$2,041
Developed technology	810
Customer relationship	290
Tradename	20

Total preliminary purchase price allocation	$3,161

The following adjustments have been reflected in the unaudited pro forma condensed combined financial statements:
(3) Adjustment to record the amortization of identifiable intangible assets resulting from the allocation of the JobFlash purchase price. The pro forma adjustment assumes that the identifiable intangibles will be amortized on a straight-line basis over the following estimated lives (remaining intangibles including goodwill will be tested for impairment):

Estimated
Useful life
Identifiable intangible assets	(Years)
Developed technology	5
Customer relationship	2
Tradename	4
(4) Adjustment to record reduction in estimated interest income earned at an assumed rate of approximately 5% on cash and cash equivalents as a result of paying cash proceeds of $3.3 million in connection with the acquisition.`
(5) Amount represents tax items specifically related to JobFlash and the consummation of this transaction and therefore have been adjusted and not reflected in the Pro Forma Consolidated Statement of Operations.
(6) Unaudited JobFlash financial information for the period of January 1, 2007 through March 6, 2007. After March 6, 2007, such activity was reflected in the financial statements of Taleo Corporation.